Exhibit 10.03

Notice of Grant of Award                    Diamond Foods, Inc.
and Award Agreement                    ID: ###
600 Montgomery Street, 13th Floor
San Francisco, CA 94111

Participant Name                        Award Number: ###
Address                            Plan: ###
ID: ###

Effective Date of Grant, you have been granted an award of # of shares restricted stock units under the Diamond Foods, Inc. 2015 Equity Incentive Plan (the “Plan”) subject to the terms and conditions of the Plan, this Notice of Grant of Award and Award Agreement (the “Notice”) and the electronically attached Restricted Stock Unit Agreement (the “Agreement”).
These units are restricted until the vest date(s) shown below and will settle after vesting as set forth in the Agreement.

Subject to the limitations set forth in this Notice, the Plan and the Agreement, the RSUs will vest in accordance with the following schedule:
INSERT Applicable Vesting Schedule (shares & vest date)
Example:
[insert amount equal to 25% of grant, rounded down] : [1st anniversary of date ]
[insert amount equal to 25% of grant, rounded down] : [2nd anniversary of date]
[insert amount equal to 25% of grant, rounded down] : [3rd anniversary of date]
[insert remaining amount of grant] : [4th anniversary of date]
By accepting this Agreement online, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan, the Notice, and the Agreement. Without limiting the generality of the foregoing, by accepting this Agreement online, you consent to the electronic delivery as set forth in the Agreement.

DIAMOND FOODS, INC.

2015 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made by and between Diamond Foods, Inc., a Delaware corporation (the “Company”), and the person (“Participant”) identified on the attached Notice of Grant of Award and Award Agreement (the “Notice”) pursuant to the Company’s 2015 Equity Incentive Plan (the “Plan”). To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning ascribed to them in the Plan. The Notice is incorporated by reference into this Agreement, and all references to this Agreement include the Notice.

1.Settlement. Settlement of vested RSUs shall occur within 30 days following vesting. Settlement of vested RSUs shall be in Shares.
2.    No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to vote such Shares, subject to the terms, conditions and restrictions described in the Plan and herein.
3.    Dividend Equivalents. Dividends, if any (whether in cash or Shares), will not be credited to Participant, except with respect to vested RSUs which have not yet been settled. Any such dividends will be settled at the same time the underlying RSUs are settled.
4.    No Transfer. The RSUs and any interest therein: (i) shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of, and (ii) shall, if Participant’s continuous employment with the Company or any Parent or Subsidiary shall terminate for any reason (except as otherwise provided in the Plan or herein), be forfeited to the Company forthwith, and all the rights of Participant to such RSUs shall immediately terminate.
5.    Participant’s Termination. If Participant is Terminated, then the Committee shall settle, in Shares, the value of any vested RSUs that have not already been settled. Participant will be considered Terminated as of the date Participant is no longer providing services (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). In case of any dispute as to whether Participant has Terminated, the Committee shall have sole discretion to determine Participant’s Termination Date.
6.    Tax Withholding. Prior to delivery of Shares of Common Stock upon the vesting of the RSUs, Participant must pay or make adequate arrangements satisfactory to the Company and/or Participant's employer to satisfy all withholding obligations of the Company and/or Participant's employer. In this regard, Participant authorizes the Company and/or Participant's employer, at their discretion and if permissible under local law, to satisfy its withholding obligations by one or a combination of the following:
(i)    withholding Shares from the delivery of the Shares, provided that the Company only withholds a number of Shares with a Fair Market Value equal to or below the minimum withholding amount, provided, however, that in order to avoid issuing fractional Shares, the Company may round up to the next nearest number of whole Shares, as long as the Company issues no more than a single whole Share in excess of the minimum withholding obligation. The Company or Participant’s employer will remit the total amount withhold for tax items to the appropriate tax authorities; or
(ii)    withholding from Participant’s wages or other base compensation paid to Participant by the Company and/or Participant’s employer; or
(iii)    selling or arranging for the sale of Shares.
7.    Section 280G Provision. If Participant, upon taking into account the benefit provided under this Award and all other payments that would be deemed to be “parachute payments” within the meaning of Section 280G of the Code (collectively, the “280G Payments”), would be subject to the excise tax under Section 4999 of the Code, notwithstanding any provision of this Award to the contrary, Participant's benefit under this Award shall be reduced to an amount equal to (i) 2.99 times Participant's “base amount” (within the meaning of Section 280G of the Code), (ii) minus the value of all other payments that would be deemed to be “parachute payments” within the meaning of Section 280G of the Code (but not below zero); provided, however, that the reduction provided by this sentence shall not be made if it would result in a smaller aggregate after-tax payment to Participant (taking into account all applicable federal, state and local taxes including the excise tax under Section 4999 of the Code). Unless the Company and Participant otherwise agree in writing, all determinations required to be made under this Section 7, and the assumptions to be used in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company's independent public accountants immediately prior to the events giving rise to the payment of such benefits (the “Accountants”). For the purposes of making the calculations required under this Section 7, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.
8.    No Rights as Employee, Director or Consultant. Nothing in this Agreement will affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary, to terminate Participant’s service, for any reason, with or without Cause.
9.    Acknowledgement and Consent to Electronic Delivery of All Plan Documents and Disclosures. The Company and Participant agree that the RSUs are granted under and governed by this Agreement and by the provisions of the Plan (incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan. By acceptance of the RSUs, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSUs and current or future participation in the Plan. Electronic delivery may include the delivery of a link to a the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail at Stock Administration. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail through Stock Administration. Finally, Participant understands that Participant is not required to consent to electronic delivery.

10.    Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company's Common Stock may be listed or quoted at the time of such issuance or transfer.
11.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon Participant and Participant's heirs, executors, administrators, legal representatives, successors and assigns.
12.    Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California, excluding that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
13.    Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated above or to such other address as Participant may designate in writing from time to time to the Company. All notices shall be deemed effectively given upon personal delivery, (i) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), (ii) one (1) business day after its deposit with any return receipt express courier (prepaid), or (iii) one (1) business day after transmission by rapifax, telecopier or email.
14.    Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.
15.    Headings. The captions and headings of this Agreement are included for ease of reference only and are to be disregarded in interpreting or construing this Agreement.
16.    Entire Agreement. The Plan, the Notice of Grant and this RSU Agreement for these RSUs constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.